Pricing Supplement Dated December 3, 1997
(To Prospectus dated September 24, 1997 and
Prospectus Supplement dated October 28, 1997)
                                                                  Rule 424(b)(3)
                                                              File No. 333-21873
                             FIRST INDUSTRIAL, L.P.
                         Medium-Term Notes - Fixed Rate

Principal Amount: $150,000,000   Interest Rate:  7.00%      Issue Price:  100%

Agent's Discount Commission: .65%        Original Issue Date:  December 8, 1997
Stated Maturity Date:  December 1, 2006

Net Proceeds to Issuer:  $149,025,000


Interest Payment Dates:  June 1 and December 1

Redemption:

/ /  The Notes cannot be redeemed prior to the Stated Maturity Date.
/X/  The Notes may be redeemed prior to the Stated Maturity Date.  See "Other
       Provisions" for details
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction: ____% until Redemption percentage is 100% of the principal amount.

Optional Repayment:
/X/  The Notes cannot be repaid prior to the Stated Maturity Date.
/ /  The Notes can be repaid prior to the Stated Maturity Date at the option of the Holder of the Notes.
     Optional Repayment Dates:
     Repayment Price:  ____%

Currency:
     Specified Currency:  U.S. Dollars
     (If other than U.S. Dollars, see attached)
     Minimum Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Original Issue Discount ("OID"):  / /   Yes   /X/   No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  /X/ Book-Entry    / /   Certificated

Agent: /X/ J.P. Morgan Securities Inc.     /X/ Merrill Lynch, Pierce, Fenner &
                                                 Smith Incorporated
       /X/ Donaldson, Lufkin &             /X/ First Chicago Capital
       /X/ Jenrette Securities                    Markets, Inc.
           Corporation                     /X/ UBS Securities LLC

Agent acting in the capacity as indicated below:
         / /  Agent        /X/  Principal

If as principal:
         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         /X/ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Exchange Rate Agent: N/A

Other Provisions:

I. The Notes may be redeemed at any time at the option of First Industrial, L.P. (the "Operating Partnership"), in whole or in part (equal to $1,000 or an integral multiple thereof), at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Notes (the "Redemption Price").

If notice has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Notes will be to receive payment of the Redemption Price.

Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

If less than all the Notes are to be redeemed at the option of the Operating Partnership, the Operating Partnership will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part. Notes may be redeemed in part in the minimum authorized denomination for Notes or in any integral multiple thereof.

As used herein:

"Make-Whole Amount" means, in connection with any optional redemption of any Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, over (ii) the aggregate principal amount of the respective Notes being redeemed.

"Reinvestment Rate" means .25% (twenty-five one hundredths of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For such purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

"Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Operating Partnership.

                                  UNDERWRITING

II. J.P. Morgan Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Chicago Capital Markets, Inc. and UBS Securities LLC (the "Underwriters"), are acting as principals in this transaction.

The Operating Partnership has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase the principal amount of Notes set forth opposite its name below:

Underwriter                                       Principal Amount
                                                    of the Notes

J.P. Morgan Securities Inc.                       $ 90,000,000
Donaldson, Lufkin & Jenrette
  Securities Corporation                            18,750,000
Merrill Lynch, Pierce, Fenner
  & Smith Incorporated                              18,750,000
First Chicago Capital Markets,
  Inc.                                              15,000,000
UBS Securities LLC                                   7,500,000
                                                  ------------

     Total:                                       $150,000,000
                                                  ------------

Any liability of any Underwriter, with respect to the purchase of Notes, shall be several and not joint.

The Underwriters may effect transactions by selling the Notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriters and/or the purchasers of the Notes for whom they may act as agent. In connection with the sale of the Notes, the Underwriters may be deemed to have received compensation from the Operating Partnership in the form of underwriting discounts, and the Underwriters may also receive commissions from the purchasers of the Notes for whom they may act as agent. The Underwriters and any dealers that participate with the Underwriters in the distribution of the Notes may be deemed to be underwriters, and any discounts or commission received by them and any profit on the resale of the Notes by them may be deemed to be underwriting discounts or commissions.

The Notes are a new issue of securities with no established trading market. The Operating Partnership currently has no intention to list the Notes on any securities exchange. The Operating Partnership has been advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

The Operating Partnership has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended.